Exhibit 8.1

[Letterhead of Chapman and Cutler LLP]

November 23, 2007

Redwood Trust, Inc.
One Belvedere Place
Suite 300
Mill Valley, CA 94941

Re:	Registration Statement on Form S-3
for Redwood Trust, Inc. Securities

Ladies and Gentlemen:

You have requested our opinion in connection with the Registration Statement on Form S-3, dated November 23, 2007, (the “Registration Statement”) being filed by Redwood Trust, Inc. (the “Company”) with the Securities and Exchange Commission (“SEC”) on the date hereof and the Prospectus (the “Prospectus”) that forms a part of the Registration Statement. We have acted as your special tax counsel in connection with the filing of the Registration Statement and have assisted in the preparation of the tax summary included in the Prospectus regarding the Company and its common stock, which are the only securities described in the Prospectus that are currently outstanding.

SCOPE OF REVIEW

Our opinion is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), Treasury regulations issued thereunder, administrative rulings, judicial decisions and other applicable authorities, all as in effect and available on the date hereof. We note that the statutory provisions, regulations, and interpretations on which our opinion is based are subject to change, possibly retroactively. In addition, there can be no complete assurance that the Internal Revenue Service will not take positions contrary to the conclusions stated in our opinion.

In formulating our opinions, we have reviewed:

(i) the Registration Statement and the Prospectus;

(ii) the Company’s articles of incorporation and other organizational documents of the Company and its subsidiaries, as amended and supplemented to the date hereof;

Redwood Trust, Inc.
November 23, 2007

(iii) a certificate from an officer of the Company upon which we have relied, confirming various factual matters relevant to establishing the status of the Company as a real estate investment trust (“REIT”) under the Code and the Company’s intentions regarding future methods of operation (the “Officer’s Certificate”);

(iv) the opinion of Venable, LLP, dated the date hereof, with respect to certain matters regarding Maryland corporate law; and

(v) such resolutions, certificate, records, and other documents provided by the Company and/or its subsidiaries as we have deemed necessary or appropriate as a basis for the opinions set forth below.

ASSUMPTIONS

In rendering our opinion, we have made the following assumptions:

(a) the records, reports and certifications of the Company provided to us as evidence of the Company’s compliance with the stock ownership, income, asset and distribution requirements applicable to REITs under the Code are correct and complete in all material respects.

(b) each of the Company and its subsidiaries has been and will continue to be organized, capitalized and operated in the manner described to us, and as summarized in the Officer’s Certificate and other periodic reports filed with the SEC.

(c) the Prospectus accurately describes the information provided regarding the Company and its common stock.

(d) there are and will be no changes in (i) the applicable laws of the State of Maryland regarding authorization for charter restrictions on ownership of the Company’s shares and permitting enforcement of provisions intended to cure or prevent violation of such limitations and (ii) the applicable U.S. federal income tax law (including any administrative or judicial interpretations thereof) regarding the requirements for qualification as a REIT under the Code.

(e) we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or other copies, and the authenticity of the originals of such copies.

With respect to these assumptions, it should be noted that (x) certain of the representations set forth in the Officer’s Certificate are highly factual in nature and reflect an intention with respect to the future conduct of the business of the Company and its subsidiaries that may not be achievable if there are future changes in the circumstances of either and (y) statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any material change after the date hereof of any of the foregoing bases for our opinions could adversely affect our conclusions.

Redwood Trust, Inc.
November 23, 2007

OPINIONS

Subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

1. The Company was organized in conformity with the requirements for qualification as a REIT under the Code commencing with its tax year ending December 31, 1994 and, based on the Company’s current and contemplated future methods of operation, as represented to us by the Company in the Officer’s Certificate and as described by the Company in the Registration Statement and its periodic reports filed with the SEC, the Company should continue to so qualify; and

2. Although the discussion set forth under the caption “Material U.S. Federal Income Tax Considerations” in the Prospectus does not purport to discuss all possible U.S. federal income tax consequences of the acquisition, ownership and disposition of the Company’s common stock, such discussion constitutes an accurate summary of the U.S. federal income tax considerations that are likely to be material to an investor in the Company’s common stock as of the date hereof.

LIMITATIONS

Other than as specifically stated above, we express no opinion on any issue relating to the Company or its subsidiaries, or any investment in any other series or class of securities issued by them, or under any law other than U.S. federal income tax laws.

We impose no limit on your disclosure of this opinion or the tax treatment of the Company or its common stock. However, we are furnishing this opinion to you solely in connection with the filing of the Registration Statement and it cannot be relied upon by any person or for any other purpose without our express written permission.

Redwood Trust, Inc.
November 23, 2007

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Chapman and Cutler LLP